Exhibit 5.1

Robyn P. Turner
Vice President, Assistant General Counsel and Corporate Secretary

Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, New Jersey 07890
Tel: (973) 948-1766
Fax: (973) 948-0282
E-mail: robyn.turner@selective.com

December 9, 2020

Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, New Jersey 07890

RE:	Selective Insurance Group, Inc.—Offering of 8,000,000 Depositary Shares, Each Representing a 1/1,000th Interest in a Share of 4.60% Non- Cumulative Preferred Stock, Series B

Ladies and Gentlemen:

I am Vice President, Assistant General Counsel and Corporate Secretary of Selective Insurance Group, Inc., a New Jersey corporation (the “Company”), and, in such capacity, have acted as counsel to the Company in connection with the public offering of 8,000,000 depositary shares (the “Depositary Shares”), representing an aggregate of 8,000 shares (the “Preferred Shares”) of the Company’s 4.60% Non-Cumulative Preferred Stock, Series B, without par value and $25,000 liquidation preference per share (the “Preferred Shares”). The Company entered into an underwriting agreement, dated as of December 2, 2020 (the “Underwriting Agreement”), with Wells Fargo Securities, LLC, BofA Securities, Inc. and RBC Capital Markets, LLC, as representatives of the several underwriters named therein (the “Underwriters”), relating to the sale of the Depositary Shares by the Company to the Underwriters. The Preferred Shares are to be deposited with Equiniti Trust Company, as depositary (the “Depositary”), pursuant to the Deposit Agreement, dated December 9, 2020 (the “Deposit Agreement”), among the Company, the Depositary, the other parties thereto and the holders from time to time of receipts issued under the Deposit Agreement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions stated below, I have examined and relied upon the following:

(i)            the Company’s registration statement on Form S-3ASR (File No. 333-225452), as amended by Post-Effective Amendment No. 1 thereto, relating to preferred stock, depositary shares, and other securities of the Company filed on December 2, 2020 with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), together with its filed exhibits and including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement, as amended by Post-Effective Amendment No. 1 thereto, being hereinafter referred to as the “Registration Statement”);

(ii)           the prospectus, dated December 2, 2020 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(iii)          the preliminary prospectus supplement, dated December 2, 2020, relating to the offering of the Depositary Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(iv)          the prospectus supplement, dated December 2, 2020 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Depositary Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(v)           an executed copy of the Underwriting Agreement;

(vi)          an executed certificate evidencing the Preferred Shares registered in the name of Equiniti Trust Company (the “Preferred Stock Certificate”);

(vii)         the Certificate of Amendment to the Restated Certificate of Incorporation (as defined below) of the Company, as filed on December 7, 2020, with the office of the Secretary of State of the State of New Jersey, designating the Preferred Stock pursuant to New Jersey Business Corporation Act;

(viii)        the Certificate of Correction to the Amended and Restated Certificate of Incorporation of the Company, as filed on August 17, 2020 and effective as of May 4, 2010, with the office of the Secretary of State of the State of New Jersey;

(ix)           the Amended and Restated Certificate of Incorporation of the Company, as currently in effect (the “Certificate of Incorporation”) and as certified by the Secretary of State of the State of New Jersey;

(x)            the By-Laws of the Company, as currently in effect; and

(xi)           copies of certain resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company, adopted on November 30, 2020 and December 2, 2020, respectively.

I have also examined originals or copies, certified, or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates, and receipts of public officials, certificates of officers, or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinion stated below.

In my examination, I have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified, or photocopied copies, and the authenticity of the originals of such documents. As to any facts relevant to the opinion stated below that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the factual representations and warranties contained in the Underwriting Agreement.

I do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New Jersey that, in my experience, are normally applicable to transactions of the type contemplated by the Underwriting Agreement and the Deposit Agreement. I am admitted to the Bar in the State of New Jersey.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, I am of the opinion that:

(a)               The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of New Jersey; and

(b)               the Preferred Shares have been duly authorized by all requisite corporate action on the part of the Company under the New Jersey Business Corporation Act and, when the Preferred Stock Certificate is duly executed and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof. I also hereby consent to the inclusion of my name under the heading “Legal Matters” in the Prospectus. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Robyn P. Turner

Robyn P. Turner, Esq.

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